UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 5, 2014

(Exact name of registrant as specified in its charter)

Commission file number: 1-33741

Delaware	38-3765318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P. O. Box 224866, Dallas, Texas 75222-4866	(214) 977-8200
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On August 5, 2014, A. H. Belo Corporation (the “Company”) announced that the Company, together with its wholly-owned subsidiary, Belo Enterprises, Inc., had entered into a definitive Unit Purchase Agreement dated as of August 5, 2014, by and among Gannett Co., Inc. (“Gannett”), Classified Ventures, LLC (“CV”), and the Unit Holders of CV party thereto (the “Purchase Agreement”), pursuant to which Gannett agreed to acquire all of the Unit Holders’ membership interests in CV from the Unit Holders for an aggregate cash consideration of approximately $1.8 billion, subject to a working capital and other adjustments. The Company, through Belo Enterprises, Inc., currently owns approximately 3.3 percent of CV, whose primary asset is the online car shopping website, Cars.com. Closing of the transaction is subject to the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions.
The foregoing summary of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference. The Purchase Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the parties thereto. A copy of the press release announcing the transaction is filed with this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
2.1    Unit Purchase Agreement dated as of August 5, 2014, by and among Gannett Co., Inc., Classified Ventures, LLC, and the Unit Holders of Classified Ventures, LLC party thereto
99.1    Press Release dated August 5, 2014

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 6, 2014	A. H. BELO CORPORATION

	By:	/s/	Alison K. Engel
Alison K. Engel
Senior Vice President/Chief Financial Officer

EXHIBIT INDEX

2.1    Unit Purchase Agreement dated as of August 5, 2014, by and among Gannett Co., Inc., Classified Ventures, LLC, and the Unit Holders of Classified Ventures, LLC party thereto
99.1    Press Release dated August 5, 2014